UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) July 1, 2013

ACORN ENERGY, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-19771	22-2786081
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

3903 Centerville Road, Wilmington, Delaware	19807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 656-1707

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2013, DSIT Solutions Ltd., a majority-owned subsidiary of Acorn Energy, Inc., entered into an amendment to the employment agreement with Benny Sela, DSIT's Chief Executive Officer and President. The amendment provides that Mr. Sela's annual bonus shall continue to be, subject to the approval of DSIT’s Board of Directors, equal to 1.75% of DSIT's gross profit (as calculated for financial statement purposes in accordance with US GAAP); provided that such amount shall be payable with respect to calendar year 2013 only if DSIT has positive net profit (as calculated for financial statement purposes in accordance with US GAAP and before making provisions for the amortization of the cost of options granted to DSIT employees) and for all periods thereafter only if DSIT has a cumulative annual growth in earnings before interest, taxes, depreciation and amortization (as calculated for financial statement purposes in accordance with US GAAP) of at least 20% over the base year of 2012. DSIT’s Board may at its discretion adjust the criteria for the granting of the bonus, the net profit goals and the listed growth rates in light of decisions that were made with the consent of the Board or Acorn Energy management during  any year that may have reduced the EBITDA but which were made with a longer term view.

DSIT’s Board approved a change to all outstanding option agreements to provide for vesting on the earlier of (i) a public offering or other divestiture event by Acorn Energy (as was provided for) or (ii) the termination of employment without cause after 25 years of continuous service. Mr. Sela’s option award agreements have thus been amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 1st day of July, 2013.

ACORN ENERGY, INC.

By:	/s/Heather K. Mallard
Name:	Heather K. Mallard
Title:	Vice President, General Counsel & Secretary